Exhibit 16.1

October 21, 2009

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

Re:	Middle Kingdom Alliance Corp.
No. 000-52358

We have read the statements made by Pypo China Holdings Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the current Form 6-K under Change of Independent Auditor, dated October 21, 2009.  We agree with the statements concerning our Firm made in Change of Independent Auditor  paragraphs one through five in the current Form 6-K.  We have no basis to agree or disagree with the other statements by Pypo China Holdings Limited contained therein.

Sincerely,

/s/Weiser LLP